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                                                           Exhibit 10(ii)(A)(iv)



                             Deferred Compensation
                             ---------------------

     Any Executive and non-Executive officer elected by the Board of Directors ("Board") above the Executive Director level may, prior to the start of a fiscal year, enter into a deferred compensation agreement with the company whereby a stated portion of the officer's salary and/or bonus for the fiscal year starting on the following March 1 will be deferred.

     The amount so deferred will be credited with interest calculated on an annual average rate as actually paid by the corporation to its creditors upon its short-term borrowings and for such a period of time that the corporation does not have short-term borrowings, the rate shall be the actual average rate of interest earned by the corporation upon its short-term investments.

     The amount deferred is to be paid in five (5) or more equal installments upon the retirement, death or other termination of employment of the officer.

     In the event that any portion of the deferred compensation shall be held by any taxing authority to constitute current income for tax purposes, then the officer shall have the right to have such deferred compensation paid to him at such time as he may direct.